ARTICLES OF MERGER

			      between

	WESTERN ASSET HIGH INCOME OPPORTUNITY FUND INC.
			(a Maryland corporation)

				and

	WESTERN ASSET MANAGED HIGH INCOME FUND INC.
			(a Maryland corporation)



      Western Asset High Income Opportunity Fund Inc., a corporation duly organized and existing under the laws of the State of Maryland ("HIO"), and Western Asset Managed High Income Fund Inc., a corporation duly organized and existing under the laws of the State of Maryland ('"MH Y"), do hereby certify that:

       FIRST:  HIO and MH Y agree to merge.

      SECOND: The name and place of incorporation of each party to these Articles of Merger are Western Asset High Income Opportunity Fund Inc., a Maryland corporation, and Western Asset Managed High Income Fund Inc., a Maryland corporation. HIO shall survive the merger as the successor corporation and shall continue under the name ''Western Asset High Income Opportunity Fund Inc.'' as a corporation incorporated under the laws of the State of Maryland.

      THIRD: HIO has its principal office in the State of Maryland in Balti more City. MHY has its principal office in the State of Maryland in Baltimore City and does not own an interest in land in the State of Maryland.

      FOURTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by each corporation pa11y to these Articles of Merger in the manner and by the vote required by its charter and the laws of the State of Maryland. The manner of approval was as follows:

             (a) The Board of Directors of HIO at a meeting held on March 24, 2016 adopted resolutions which declared that the proposed merger was advisable on substantially the terms and conditions set fo11h or referred to in the resolutions and d irected that the proposed merger be submitted for consideration at a special meeti ng of stockholders of H IO. Notice. which stated that a purpose of thespecial meeting was to act on the proposed merger, was given by HIO as requi red by law. The proposed merger was approved at a special meeting of stockholders held June 30, 2016 by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, voting together.


             (b) The Board of Directors of MH Y at a meeting held on March 24, 20 l 6 adopted resolutions which declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolutions and directed that the proposed merger be submitted for consideration at a special meeti ng of stockholders of MHY. Notice, which stated that a purpose of the special meeting was to act on the proposed merger, was given by MI IY as req ui red by law. The proposed merger was approved at a special meeting of stockholders held June 30, 2016 by the affirmative vote of a majori ty of all of the votes entitled to be cast on the matter, voting together.

	FIFTH: No amendment to the charter of HIO is to be effected as a part of the merger.

      SIXTH: The total number of shares of capital stock of all classes which I-110 or MHY, respectivel y, has authori ty lo issue, the num ber of shares of each class which HIO or MHY, respecti vel y, has authority to issue, and the par value of the shares of each class whi ch HIO or MHY, respecti vely, has authority to issue are as follows:

             (a) The total number of shares of stock of all classes which HI O has authority to issue is 500,000,000 shares, all of which are designated as Common Stock, $0.001 par value per share ("HIO Common Stock"). The aggregate par value of all the shares of stock of all classes of is $500,000.
             (b) The total number of shares of stock of all classes which MHY has authority to issue is 500,000,000, all of which are designated as Common Stock, $0.001 par value per share ("MHY Common
	Stock"). The aggregate par val ue of all the shares of stock of all classes of MHY is $500,000.

      SEVENTH: The charter of IIIO is not amended pursuant to the merger to reclassify or change the terms of any class or series of authorized or outstanding capital stock of HIO.

      EIGHTH: The manner and basis of converting or exchanging issued stock of MHY into different stock of HIO or other consideration; and the treatment of any issued stock of the MHY not to be converted or exchanged are as follows:

             (a) Each issued and outstanding share of capital stock of HIO on the effective time of the merger shall continue, without change as to class, series or otherwise, to be an issued and outstanding share of capital stock of HIO.

             (b) Each issued and outstanding share of MHY
	Common Stock on the effective time of the merger shall be converted into, and become, an equivalent dollar amount (to the nearest $0.001 ) of full shares of HIO Common Stock, based on the net asset value per share of MHY Common Stock and HIO Common Stock calculated at 4:00 p.m. on the business day preceding the effective time of the merger (the
	"Common Stock Consideration"). In lieu of issuance of fractional shares of HIO Common Stock, cash will be paid i n an amount equal to the value of the fractional shares of HIO Common Stock each holder of MHY Common Stock would otherwise have received in the merger (the "Common Cash Consideration" and, together with the Common Stock Consideration, the "Common Merger Consideration").

             (c) As soon as practicable following the effective time of the merger, each holder of issued and outstanding shares of MHY Common Stock shall be entitled to surrender to HIO the ce11ificates or book-entry shares representing the shares of MHY Common Stock held by such holder immediately prior to the effective ti me of the merger, and, upon such surrender, shall be entitled to receive the Common Merger Consideration, without interest.

      NINTH: The merger shall become effective immediately upon acceptance for record of these Articles of Merger by the State
Department of Assessment and Taxation of Maryland.


IN WITNESS WHEREOF, WESTERN ASSET HIGH INCOME OPPORTUNITY FUND INC.
and WESTERN ASSET MANAGED HIGH INCOME FUND INC. have caused these presents to be signed in their respective names and on their respective behalves by their respective presidents and witnessed by their respective secretaries on August 26, 2016.


WITNESS:		WESTERN ASSET HIGH INCOME OPPORTUNITY FUND INC.
			(a Maryland corporation)


/s/ George P. Hoyt		By: /s/Jane Trust
Assistant Secretary		President, Chairman
				and Chief Executive Officer


WITNESS:		WESTERN ASSET MANAGED HIGH INCOME FUND INC.
			(a Maryland corporation)
/s/ George P. Hoyt		By:  /s/Jane Trust
Assistant Secretary		President, Chairman
				and Chief Executive Officer


	THE UNDERSIGNED, President, Chairman and Chief Executive Officer of WESTERN ASSET HIGH INCOME OPPORTUNITY FUND INC., who executed on behalf of said corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Articles of Merger to be the corporate act of said corporation and hereby certifies that to the best of his or her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

					/s/Jane Trust
					President, Chairman
					and Chief Executive Officer

	THE UNDERSIGNED, President, Chairman and Chief Executive Officer of WESTERN ASSET MANAGED HIGH INCOME FUND INC., who executed on behalf of said corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Articles of Merger to be the corporate act of said corporation and hereby certifies that to the best of his or her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

					/s/Jane Trust
					President, Chairman
					and Chief Executive Officer